Exhibit 10.3

SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of this 26th day of August, 2004 by and between Applica Incorporated, a Florida corporation (the “Company”), and David M. Friedson (the “Executive”).

Recitals

     WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Executive Employment Agreement dated June 18, 1999 by and between the Company and the Executive (the “Employment Agreement”); and

     WHEREAS, the Company and the Executive have mutually agreed that the Employment Agreement, and the Executive’s employment with the Company and its Affiliates (as defined below), shall terminate on August 26, 2004 (the “Termination Date”); and

     WHEREAS, the Company and the Executive now wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of employment and the termination of the Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to the following Terms and Conditions:

Terms and Conditions

     1. Recitals. All of the foregoing Recitals are true and correct and are incorporated as part of these Terms and Conditions.

     2. Termination of Employment Agreement. The Company and the Executive each acknowledge and agree that the Executive’s employment with the Company and its Affiliates shall terminate as of the Termination Date, and that the Employment Agreement shall terminate and be of no further force and effect as of the Termination Date; provided, however, that the provisions of Section 6 of the Employment Agreement shall survive as restated and modified in Section 6 of this Agreement. For purposes of this Agreement, the term “Affiliate” includes all of the Company’s direct and indirect subsidiaries and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

     3. Severance Benefits. In consideration for the termination of the Employment Agreement, the Company and the Executive agree that the Company shall provide the Executive with the following benefits (the “Severance Benefits”), in each case reduced by any applicable employment or withholding taxes:

               (a) Accrued but Unpaid Base Salary. The Company shall pay to the Executive his Annual Base Salary (as that term is defined in Section 4(a) of the Employment Agreement) through the Termination Date, payable at such time and in such manner as it would have been payable had the Executive’s employment with the Company not terminated on the Termination Date.

               (b) Additional Compensation. The Company shall make the following payments of additional compensation to the Executive:

i.	$500,000 payable within 15 days after the execution of this Agreement;
ii.	$500,000 payable on December 15, 2004;
iii.	$3,000,000 payable on January 15, 2005;
iv.	$1,500,000 payable on June 15, 2005; and
v.	$1,000,000 payable on September 15, 2005.

               The Company may offset any amounts payable by the Company pursuant to clause (iii) of this paragraph (b) against any amounts payable by the Executive to the Company pursuant to Section 4(a) hereof, and may offset any amounts payable pursuant to clause (iv) of this paragraph (b) against any amounts payable by the Executive to the Company pursuant to Section 4(b) hereof.

               (c) Continuation of Health Benefits and Executive Assistant

     i. The Executive shall be entitled to continued coverage for himself and his family under the Company’s medical and dental insurance plan for a period of 18 months immediately following the Termination Date, if and to the extent that the Executive elects such continued coverage pursuant to COBRA. The Company shall reimburse the Executive for his actual premium expense with respect to maintaining the COBRA coverage during the foregoing 18-month period; provided, however, if the Executive obtains subsequent employment which includes medical and dental benefits, the Company’s reimbursement obligations pursuant to this clause (i) of paragraph (c) shall terminate.

     ii. The Executive shall continue to have use of an executive assistant employed by the Company through December 31, 2004.

               (d) Stock Options. The stock options granted to the Executive by the Company that are outstanding as of the Termination Date are listed on Exhibit A attached hereto (the “Options”). All of such Options shall be cancelled upon the execution of this Agreement; provided, however that the Option granted on December 6, 2000 to acquire 500,000 shares of common stock at an exercise price of $3.625 per share shall be and hereby is amended to provide that such Option shall remain outstanding and exercisable on the same terms and conditions set forth in the stock option plan pursuant to which the Option was granted, until the Expiration Date for that Option reflected an Exhibit A, notwithstanding the termination of the Executive’s employment with the Company.

               (e) Certain Violations. The Executive’s violation of any of the provisions of Sections 6, 8, 9, 10 or 11 hereof shall, in addition to any other remedy, result in a cessation of all Severance Benefits hereunder.

     4. Repayment of Loans.

               (a) On January 15, 2005, the Executive shall repay to the Company the full principal amount, and all accrued but unpaid interest, payable under his Promissory Note dated April 14, 1999, a copy of which is attached as Exhibit B hereto; and

               (b) On June 15, 2005, the Executive shall repay to the Company the full principal amount, and all accrued interest, payable under all other outstanding loans with the Company.

     5. No Further Compensation. The Executive acknowledges and agrees that other than (a) the Severance Benefits described in Section 3 above and (b) the right to receive distributions under the Company’s 401(k) plan, no further compensation or benefits or other monies are owed to the Executive by the Company arising out of the Employment Agreement or otherwise on account of his employment with, or service as a Director of, the Company and its Affiliates, or termination of such employment or service with the Company and its Affiliates.

     6. Restrictions.

               (a) Non-Competition. For the one year period that immediately follows the Termination Date, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in the manufacture or distribution of products similar to those products manufactured or distributed by the Company on the Termination Date shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

               (b) Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, products, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that was received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by, or service as a Director of, the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law. If the Executive receives any notice, including a subpoena, requiring such disclosure, he shall immediately notify the Company so that the Company may have the opportunity to interpose an objection. None of the foregoing obligations and restrictions apply to any Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of disclosure by the Executive.

               (c) Non-solicitation of Executives and Clients. For the one year period that immediately follows the Termination Date, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) employ or attempt to employ or enter into any contractual arrangement with any officer or former officer of the Company, (ii) call on or solicit any of the actual or targeted prospective customers, suppliers or clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, and/or (iii) make known the names and addresses of such customers, suppliers or clients or any information relating in any manner to the Company’s trade or business relationships with such customers, suppliers or clients.

               (d) Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

               (e) Definition of Company. For purposes of this Section 6, the term “Company” also shall include the Company’s Affiliates.

               (f) Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

               (g) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

               (h) Extension of Time. If the Executive shall be in violation of any provision of this Section 6, then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

               (i) Injunctive Relief. The covenants of the Executive set forth in this Section 6 are separate and independent covenants, for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Executive, and which have been made by the Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company or any of its Affiliates in a court of competent jurisdiction for the basis of injunctive relief.

     7. Resignations. Upon execution of this Agreement, the Executive hereby resigns all of his positions as an officer and member of the Board of Directors of the Company and each of its Affiliates.

     8. Return of Books, Records and Equipment; Disclosure. The Executive hereby acknowledges and agrees that all books, records and accounts relating in any manner to the business of the Company and/or its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and shall be returned to the Company upon the Termination Date. The Executive represents and warrants that he has advised the Chief Executive Officer or Chief Financial Officer of the Company of all information, discussions, negotiations or business arrangements relating to the Company and its Affiliates of which he has knowledge or in which he has participated on behalf of the Company and its Affiliates.

     9. No Charges Filed. Executive represents and warrants that he has not filed any claims or causes of action against the Company or any of its Affiliates, including but not limited to any charges of discrimination against the Company or its Affiliates, with any federal, state or local agency or court.

     10. No Administrative Proceeding to be Filed. The Executive agrees not to institute an administrative proceeding or lawsuit against the Company or any of its Affiliates in violation of Section 13 below, and represents and warrants that, to the best of his knowledge, no other person or entity has initiated or is authorized to initiate such administrative proceedings or lawsuit on his behalf. Furthermore, the Executive agrees not to encourage any other person or suggest to any other person that he or she institute any legal action or claim against the Company or any of its Affiliates or any past and present shareholders, directors, officers, or agents.

     11. Non-Disparagement. The Executive agrees not to make any disparaging or negative comment to any other person or entity regarding (a) the Company or any of its Affiliates, (b) any of the owners, directors, officers, shareholders, members, employees, attorneys or agents of the Company or any of its Affiliates, (c) the working conditions at the Company or any of its Affiliates, or (d) the circumstances surrounding the Executive’s separation from the Company or any of its Affiliates. The Company agrees not to make any disparaging or negative comment to any other person or entity regarding any aspect of the Executive’s employment with or separation from the Company and its Affiliates.

     12. Duty of Cooperation. The parties hereto agree to cooperate with each other and each other’s attorneys in connection with any threatened or pending litigation against the Company or any of its Affiliates, or against the Executive. The Executive agrees to make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters, and the Company agrees to make the appropriate persons available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters. Furthermore, the parties hereto agree to cooperate fully in effecting an orderly transition with regard to the termination of the Executive’s employment and the transition of his duties to other employees of the Company and its Affiliates. The foregoing obligations shall be without cost to the party to whom cooperation is provided.

     13. Mutual General Releases.

               (a) Release by Executive. The Executive, his personal representatives, heirs and assigns, first party, hereby releases, discharges and covenants not to sue the Company, its past and present shareholders, directors, officers, employees, partners and agents, subsidiary and affiliated entities and successors and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including but not limited to any and all claims and causes of action arising out of or in connection with Executive’s employment with Company, any and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Retirement Income Security Act (“ERISA”) and any other federal, state or local anti-discrimination law, statute or ordinance, and any lawsuit founded in tort, contract (oral, written or implied) or any other common law or equitable basis of action, but excluding any obligations of the Company under this Agreement.

               (b) Release by Company. The Company, its subsidiary and affiliated entities, and successors and assigns, first party, hereby releases, discharges, and covenants not to sue the Executive, his personal representatives, heirs and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges or causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including any lawsuit founded in tort, contract (oral, written or implied) or any other common law on equitable basis of action, but excluding any obligations of the Executive under this Agreement.

     14. Attorneys’ Fees. In the event that a legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs of court, including all attorneys fees at all trial and appellate levels.

     15. Severability. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the substantial benefit of the promises and considerations conferred hereby.

     16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes in its entirety any and all agreements or communications, whether written or oral, previously made in connection with the matter herein. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto.

     17. Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     18. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law. The exclusive venue for any action to enforce any provision of this Agreement shall be the state or federal courts located in Miami-Dade County, Florida. THE COMPANY AND THE EXECUTIVE EACH HEREBY KNOWINGLY WAIVE THEIR RIGHTS TO REQUEST A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT OF LAW, TRIBUNAL OR LEGAL PROCEEDING INVOLVING OR ARISING OUT OF OR RELATED TO THIS AGREEMENT.

     19. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to: 3633 Flamingo Road, Miramar, Florida 33027, Attention: General Counsel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address designated by the party by written notice in accordance with this provision.

     20. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     21. Non-Admission of Liability. Neither this Agreement nor anything contained herein shall constitute or is to be construed as an admission by the Company or its Affiliates or the Executive as evidence of any liability, wrongdoing, or unlawful conduct.

     22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement. Facsimile signatures are acceptable as originals.

     23. Sufficient Time to Review. The Executive acknowledges and agrees that he has had sufficient time to review this Agreement and consult with anyone he chooses regarding this Agreement, that he has a right to consult with legal counsel regarding this Agreement and has been represented by counsel in connection with this Agreement, and that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

     24. Right of Rescission. The Executive acknowledges and agrees that he has been given at least twenty-one (21) days to review this Agreement, and that he has (7) seven days from the date of the execution of this Agreement by all parties hereto within which to rescind this Agreement by providing notice in writing to the Company. The Executive further acknowledges that by this Agreement he is receiving consideration in addition to that to which he is already entitled. The Executive further acknowledges that this Agreement and the release contained herein satisfy all of the requirements for an effective release by the Executive of all age discrimination claims under ADEA.

     25. Joint Press Release. The parties hereto agree that, upon the execution of this Agreement, the Company shall issue the press release attached hereto as Exhibit C.

     26. Headings. The headings are for the convenience of the parties, and are not to be construed as terms or conditions of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: Applica Incorporated, a Florida corporation
By:	/s/ Harry D. Schulman
	Name:	Harry D. Schulman
	Title:	President and Chief Executive Officer

EXECUTIVE:
/s/ David M. Friedson
David M. Friedson

Exhibit A
Outstanding Options
of August 26, 2004

Grant	Expiration		Grant	Options	Options
Date	Date	Plan ID	Type	Price	Outstanding
01/19/1996	8/26/2004	NQNP	Non-Qualified	$7.2500	81,540
06/02/1997	8/26/2004	1988DSOP	Non-Qualified	$14.8750	1,500
06/01/1998	8/26/2004	1996SOP	Non-Qualified	$31.6875	1,500
06/01/1999	8/26/2004	1998SOP	Non-Qualified	$12.8125	1,500
06/01/2000	8/26/2004	2000SOP	Non-Qualified	$14.7500	1,500
12/06/2000	12/06/2005	2000SOP	Non-Qualified	$3.6250	500,000

A-1

Exhibit B

Copy of Promissory Note

Secured Promissory Note

$1,496,250	April 14, 1999 New York, New York

     FOR VALUE RECEIVED, David M. Friedson (the “Borrower”), does hereby promise to pay to Windmere-Durable Holdings, Inc., a Florida corporation (the “Company”), or order, the principal sum of One Million, Four Hundred and Ninety-Six Thousand, Two Hundred and Fifty Dollars ($1,496,250) (the “Principal Balance”), together with interest on the Principal Balance from and after the date hereof until paid at an annual rate prior to maturity or default equal to LIBOR plus 2.75% per annum, to be adjusted in accordance with the comparable change in the borrowing rate on the Company’s revolving credit loan with NationsBank, National Association (the “Rate”), with the Rate in effect on the first day of a month being applicable to the entire month. All sums payable hereunder shall be payable at the offices of the Company, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014, or at such other place or places as the holder hereof may from time to time otherwise direct in writing, in such coin and currency as shall be at the time of payment legal tender for the payment of public and private debts in the United States of America.

     The entire Principal Balance of this Note, plus all accrued interest shall be payable on April 14, 2002 (the “Payment Date”). Interest on this Note shall be computed on basis of the actual number of days elapsed over a 365-day year. Any payment of principal or interest under this Note which is not made within 15 days of the Payment Date shall bear interest from the due date at the Rate plus two percent (2%).

     This Note and the indebtedness evidenced hereby may be prepaid, in whole or in part, without notice, penalty or premium at any time and from time to time. Any prepayment shall first be applied to unpaid interest and the remainder, if any, to the unpaid Principal Balance.

     The Company shall have the right to declare the amount of the total unpaid Principal Balance, together with all accrued and unpaid interest thereon, immediately due and payable upon the adjudication of the Borrower as bankrupt, or upon the taking of any voluntary action by the Borrower or 90 days following the taking of any involuntary action against the Borrower seeking an adjudication of the Borrower as bankrupt, or seeking relief by or against the Borrower under any provision of the Bankruptcy Code, which, in the case of an involuntary action, is not dismissed within such time. Any payment of principal or interest under this Note which is not made within 30 days of its due date shall bear interest from the due date at the highest rate of interest permitted under Florida law.

     The Borrower agrees to pay all costs, fees and expenses incurred by a holder hereof, including attorneys’ fees (including those for appellate proceedings) incurred in connection with the collection or attempted collection or enforcement hereof, whether or not legal proceedings may have been instituted. The Borrower shall pay all Florida or applicable state documentary stamp taxes, if any, due in connection with the execution and delivery of this Note.

     In the event that the Borrower makes any payment of interest, fees or other charges, however denominated, pursuant to this Note, which payment causes the interest paid to the Company to exceed the maximum rate of interest permitted under Florida law, any excess over such maximum shall be applied in reduction of the Principal Balance owed to the Company as of the date of such payment, or if such excess exceeds the amount of the Principal Balance owed to the Company as of the date of such payment, the difference shall be paid by the Company to the Borrower.

     THE BORROWER HEREBY AND THE COMPANY BY ACCEPTANCE OF THIS NOTE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREOF, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY MAKING THE LOAN EVIDENCED BY THIS NOTE.

B-1

     This Note cannot be changed or modified other than pursuant to a written instrument signed by the parties hereto. This Note cannot be assigned by the Borrower, in whole or in part, unless the Company shall consent in writing prior to such assignment. The Company may assign this Note to any direct or indirect subsidiary or affiliate of the Company.

     All past due and delinquent sums hereunder, both principal and interest, shall bear interest at the rate determined above until such sums have been paid.

     The Borrower hereby waives demand, presentment for payment, protest, notice of protest, filing of suit and diligence in collecting this Note, and consents that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Company. The Borrower shall pay all amounts owing under this Note without set-off, counterclaim, deduction or withholding for any reason whatsoever.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar communications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, at its address at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014, Attention: President, (ii) if to the Borrower, to 300 Central Park West, Apt. 21D, New York, New York 10024, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section. Any notice or other communication given hereunder shall be deemed given and received, if given by hand, when a writing containing such notice is received by the entity or person to whom addressed or, if given by mail, five business days after a certified or registered letter containing such notice, with postage prepaid, is deposited in the United States mail, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this paragraph shall be deemed given at the time of receipt thereof.

     The obligations of the Borrower under this Note are secured by the grant by the Borrower to the Company of a security interest in and to certain shares of Common Stock of the Company owned by the Borrower pursuant to the terms and subject to the conditions of a Pledge and Security Agreement of even date herewith.

     This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

Attest:

/s/ Harry D. Schulman	/s/ David M. Friedson

David M. Friedson

B-2

Exhibit C

Press Release

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

Applica Incorporated Announces Resignation of
David M. Friedson as Chairman of the Board and Director

     Miami Lakes, Florida (August 27, 2004) — Applica Incorporated (NYSE: APN) today announced that David M. Friedson has resigned his positions as Chairman of the Board and Director of the company for personal reasons effective immediately. Harry D. Schulman will become interim Chairman of the Board while retaining his current title of President and Chief Executive Officer of the Company. The vacated board seat will remain empty at this time.

     Mr. Schulman commented “On behalf of the Board of Directors and the employees of Applica, we would like to express our appreciation to David Friedson for his efforts on behalf of the company over the past 28 years. We wish David the best of luck in his future endeavors and thank him for his significant contributions.”

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in Mexico. Additional information regarding the Company is available at www.applicainc.com.

C-1